Exhibit 99.1

    RAND CAPITAL ANNOUNCES FIRST QUARTER INCREASE IN VALUE AND ELECTION OF
                            DIRECTORS AND OFFICERS

    BUFFALO, N.Y., April 28 /PRNewswire-FirstCall/ -- Rand Capital Corporation (http://www.randcapital.com) (Nasdaq: RAND) announced that its net asset value for the quarter ended March 31, 2005 is $1.60 per share, an increase of $0.02.

    During the quarter, Rand added follow-on investments in two of its portfolio companies. Ultra-Scan Corporation (Amherst, NY) (http://www.ultra-scan.com) received $200,000 from Rand in the form of an equity and debt investment, as part of a larger financing round. Ultra-Scan Corporation is an identity management solutions provider serving the healthcare, government and transportation security, and financial markets. Ultra-Scan's breakthrough biometric technology is distinguished from other authentication systems in three key areas: enrollability -- the ability to read and enroll virtually any fingerprint; usability -- the robustness to operate indoors or outdoors in real-world environments with quick throughput processing; and accuracy -- the ability to perform faster and more accurate matches than any other biometric technology.

    Rand completed the second phase of its $600,000 investment commitment in Innov-X Systems, Inc. (Woburn, MA) (http://www.innovxsys.com) in the form of $250,000 Series B Subordinated term note. In a separate transaction, Rand purchased 3,500 shares of Series A Convertible Preferred Innov-X stock at a cost of $35,000. Innov-X Systems manufactures handheld analyzers, utilizing X-ray fluorescence (XRF) technology, operating under a iPAQ, Windows CE system, to produce a device which can efficiently and accurately provide quick, onsite alloy analysis and "laboratory quality" metals testing of a wide variety of sample types.

    Rand has also increased its valuation of MINRAD International, Inc. (Buffalo, NY) (http://www.minrad.com) to reflect the recent Private Placement of its securities as disclosed in its Proxy Statement and its public listing.

    At Rand's Annual Meeting of Shareholders; the following Directors were re-elected for another term: Allen F. Grum, Luiz F. Kahl, Erland E. Kailbourne, Ross B. Kenzie, Willis S. McLeese, Reginald B. Newman, II, and Jayne K. Rand. Rand's Board of Directors also re-appointed Reginald B. Newman, II as Chairman of the Board.

    During the quarter, Rand did not repurchase any shares under its previously issued stock buy back program.

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    This release may contain forward-looking statements and reports the consolidated operations of Rand Capital Corporation and Rand Capital SBIC, L.P; all statements are pursuant to the Safe Harbor Provisions of the 1995 Private Securities Litigation Reform Act; and are subject to uncertainties in predicting future results. These statements reflect the Corporation's current beliefs, and many factors could cause actual results to differ materially from this release. See Rand's Form 10-Q's filed with the Securities and Exchange Commission for a detailed discussion of the risks associated with the Corporation's business, including but not limited to, risks associated with venture capital investing and other factors that could affect actual results. Except as required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, L.P. undertakes no obligation to update or revise forward- looking statements for new events and uncertainties.

    Rand Capital Corporation is a publicly held venture capital company, headquartered in Buffalo, New York, registered on the NASDAQ Small Cap Market under the symbol "RAND". Rand's investment strategy is to provide venture capital and expansion capital to emerging businesses, primarily in Upstate New York and the Northeast, through Rand, and its SBIC subsidiary.

SOURCE  Rand Capital Corporation
    -0-                             04/28/2005
    /CONTACT: Allen F. Grum, +1-716-853-0802 for Rand Capital Corporation/ /Web site: http://www.randcapital.com /